EXHIBIT 10.11

DESCRIPTION OF COMPENSATORY ARRANGEMENTS

BETWEEN REGISTRANT AND NON-EMPLOYEE DIRECTORS

Members of the Board of Directors who are not employees of Concur receive compensation for their services as directors as provided below.

Each outside director who joined the Board prior to June 2003 was granted an option for 50,000 shares under the 1998 Directors Stock Option Plan on the date he first became a member of the Board of Directors and, if he has served as a director continuously since the date of his original option grant, he is granted an option for 20,000 shares under the 1998 Directors Stock Option Plan on the date of each annual meeting of stockholders.

Each outside director who joined the Board after June 2003 may select one of the following two options. Under the first option, the outside director receives a cash stipend of approximately $35,000 per year, is granted an option for 40,000 shares under the 1998 Directors Stock Option Plan on the date he first becomes a member of the Board of Directors, and, if he has served as a director continuously since the date of his original option grant, he is granted an option for 10,000 shares under the 1998 Directors Stock Option Plan on the date of each annual meeting of stockholders. Under the second option, the outside director is granted an option for 60,000 shares under the 1998 Directors Stock Option Plan on the date he first becomes a member of the Board of Directors and, if he has served as a director continuously since the date of his original option grant, he is granted an option for 20,000 shares under the 1998 Directors Stock Option Plan on the date of each annual meeting of stockholders.

All directors are reimbursed for their reasonable travel expenses in attending Board and committee meetings.